Exhibit 99.1

Tecnoglass Reports First Quarter 2026 Results

- Record First Quarter Revenue of $249.0 Million, Up 12.0% Year-Over-Year -

- Net Income of $31.9 Million, or $0.71 Per Diluted Share -

- Adjusted Net Income1 of $34.6 Million, or $0.78 Per Diluted Share -

- Adjusted EBITDA1 of $61.5 Million, Representing 24.7% of Total Revenues -

- Backlog Expanded 19.1% Year-Over-Year to a Record $1.36 Billion -

- Strong Balance Sheet for Disciplined Deployment with Total Liquidity of $425 Million -

- Repurchased $16.5 Million in Shares and Paid $6.7 Million in Dividends, Returning a Significant Amount of Capital to Shareholders During the Quarter -

- Advancing Automation and Logistics Optimization Initiatives to Further Mitigate Anticipated Net Tariff Impact -

- U.S. Redomiciliation Underway to Further Align Corporate Structure with U.S. Listing, Enhance Index Eligibility and Broaden Investor Access -

- Reaffirms Full Year 2026 Guidance -

Miami, FL – May 7, 2026 – Tecnoglass, Inc. (NYSE: TGLS) (“Tecnoglass” or the “Company”), a leading producer of high-end aluminum and vinyl windows and architectural glass for the global residential and commercial end markets, today reported financial results for the first quarter ended March 31, 2026.

José Manuel Daes, Chief Executive Officer of Tecnoglass, commented, “First quarter results were in line with our expectations, with resilient performance across our key metrics reflecting the continued strength of our vertically integrated business model despite a dynamic cost environment. Demand for our product offerings remains strong, as demonstrated by another quarter of record backlog and healthy order activity, with momentum continuing into the second quarter. We continue to gain market share, supported by our differentiated platform, industry-leading margins and efficient cost structure. Our previously announced pricing actions are now in place, and the broad-based nature of industry cost pressures supports our confidence in executing these increases while preserving our competitive positioning. With a robust pipeline of value creation initiatives, a strong capital position, and further execution under our share repurchase authorization, we remain confident in our ability to deliver on our strategic objectives.”

Christian Daes, Chief Operating Officer of Tecnoglass, added, “We are encouraged by continued momentum across our platform. Our multi-family and commercial business delivered strong growth against our record backlog, and our single-family residential orders improved year-over-year during the quarter with solid momentum continuing into the second quarter. Our expanding dealer network and showroom footprint continue to support geographic diversification and market share gains nationwide, while our vinyl product lines are delivering incremental growth and broadening our addressable market. Backlog reached another record level, extending our multi-family and commercial pipeline visibility well into 2027. Amid the dynamic tariff landscape, our pricing initiatives and cost mitigation efforts are well underway, including logistics improvements, further automation across our operations, and ongoing supply chain optimization. We are also advancing our assessment of a proposed U.S. manufacturing initiative, with a well-located site identified and significant state and local incentives secured that strengthen the project’s potential economics if we decide to move forward based on market demand. Overall, demand across our end markets remains healthy and we believe the current environment presents opportunities to further strengthen our competitive position and capture additional market share.”

First Quarter 2026 Results

Total revenues for the first quarter of 2026 increased 12.0% to a first quarter record of $249.0 million, compared to $222.3 million in the prior year quarter. Multi-family/commercial revenues grew 20.4% year-over-year driven by continued strong activity in key markets, including growth in markets beyond Florida. Single-family residential revenues were relatively stable year-over-year, mainly reflecting the timing of order conversion into revenue, with year-over-year order growth in the first quarter remaining strong into April 2026. Changes in foreign currency exchange rates represented a $0.9 million headwind to total revenues in the quarter.

Gross profit for the first quarter of 2026 was $95.8 million, representing a 38.5% gross margin, compared to gross profit of $97.5 million, representing a 43.9% gross margin, in the prior year quarter. The year-over-year change in gross margin primarily reflected an unfavorable mix from a higher level of installation revenue, higher raw material costs associated with elevated U.S. aluminum costs, which represented an incremental headwind of approximately $6.4 million in the quarter, higher salary expenses related to annual minimum wage adjustments in Colombia at the beginning of each year and a strengthening of the Colombian Peso during the quarter, partly offset by stronger pricing and operating leverage on higher volume.

Selling, general and administrative expense (“SG&A”) was $50.9 million for the first quarter of 2026 compared to $42.5 million in the prior year quarter. The increase was partly attributable to higher personnel expenses associated with annual salary adjustments at the beginning of the year, a stronger Peso during the period, and higher transportation and commission expenses associated with revenue growth in the quarter. Additionally, the Company recorded a one-time $2.9 million expense related to a government-imposed wealth tax assessed on large corporations in Colombia to help fund certain measures aimed at addressing recent climate-related events. As a percent of total revenues, SG&A was 20.4% for the first quarter of 2026 compared to 19.1% in the prior year quarter, primarily due to the aforementioned factors.

Net  income was $31.9 million, or $0.71 per diluted share, in the first quarter of 2026 compared to net income of $42.2 million, or $0.90 per diluted share, in the prior year quarter, including a non-cash foreign exchange transaction gain of $0.9 million in the first quarter of 2026 and a $0.5 million loss in the first quarter of 2025. These non-cash gains and losses relate to the accounting re-measurement of U.S. Dollar-denominated assets and liabilities against the Colombian Peso as the functional currency.

Adjusted net income1 was $34.6 million, or $0.78 per diluted share, in the first quarter of 2026 compared to adjusted net income1 of $43.1 million, or $0.92 per diluted share, in the prior year quarter. Adjusted net income1, as reconciled in the table below, excludes the impact of non-cash foreign exchange transaction gains or losses and other non-core items, along with the tax impact of adjustments at statutory rates, which management believes better reflects core financial performance.

Adjusted EBITDA1, as reconciled in the table below, was $61.5 million, or 24.7% of total revenues, in the first quarter of 2026, compared to $70.2 million, or 31.6% of total revenues, in the prior year quarter. The change was primarily attributable to the aforementioned factors impacting gross margin and SG&A.

Cash Generation, Capital Allocation and Liquidity

Cash provided by operating activities for the first quarter of 2026 was $6.7 million, including a build-up in inventories of U.S.-sourced aluminum as part of the Company’s supply chain resilience and tariff mitigation strategy. Capital expenditures of $17.3 million in the quarter included scheduled payments related to previously announced capacity and automation investments.

During the quarter, the Company returned capital to shareholders through an aggregate of approximately $16.5 million in share repurchases and $6.7 million in cash dividends. As of May 7, 2026, the Company had approximately $92.5 million remaining under its current share repurchase program.

The Company ended the first quarter of 2026 with total liquidity of approximately $425.0 million, including $91.1 million of cash and cash equivalents and over $330.0 million of availability under its revolving credit facilities, and total debt of $200.3 million.

Additional Updates

As previously reported, the Board of Directors has approved a plan to redomicile the Company from the Cayman Islands to the United States, subject to shareholder approval. If approved by shareholders, the redomiciliation is expected to be completed during the second quarter of 2026. The Company believes this action will support its strategic objectives by simplifying its organizational and regulatory structure, improving the tax efficiency of dividend distributions, and broadening its potential investor base to include investors that are limited to investing in U.S.-domiciled companies. Tecnoglass will remain headquartered in Miami, Florida following the redomiciliation.

Also as previously disclosed, the Company is conducting a feasibility study for the potential construction of a new state-of-the-art facility in the United States. As part of this process, the Company has identified a site that meets its project specifications and has secured substantial state and local tax credits that are expected to significantly enhance the potential economics of the proposed project. The proposed facility is expected to be highly automated and designed to support future growth beyond the Company’s current installed capacity, while also diversifying the Company’s operational footprint, improving lead times and transportation costs for certain markets and product types, enhancing supply chain efficiency, and expanding access to opportunities such as Buy America projects and quick-turnaround jobs. The Company expects to complete the purchase of land for this potential facility during the second quarter, which preserves strategic flexibility as due diligence continues and does not represent a commitment to proceed with any construction, which would occur in phases based on factors such as demand, market conditions and return profiles. If ongoing due diligence yields a favorable outcome, the Company currently expects that 2026 investments related to this proposed project would be limited to the purchase of land, currently estimated at approximately $20 million to $25 million to be financed through available credit facilities..

Full Year 2026 Guidance

Santiago Giraldo, Chief Financial Officer of Tecnoglass, stated, “Based on our strong execution to start the year, we are reiterating our full year revenue outlook in the range of $1.06 billion to $1.13 billion and Adjusted EBITDA¹ outlook in the range of $225 million to $245 million. This reflects the impact of the recently implemented 10% tariff on finished aluminum window imports as previously disclosed, which is expected to be partly offset in 2026 through pricing actions effective on orders from early May forward, with additional efficiency initiatives from logistics optimization and automation underway and expected to begin contributing benefits by year end. We see a clear path to fully offsetting the impact of tariffs in 2027, when full-year pricing across both businesses and incremental automation savings are expected to be realized. We remain well-positioned to drive long-term margin expansion and continue delivering on our objectives.”

Webcast and Conference Call

Management will host a webcast and conference call on May 7, 2026, at 10:00 a.m. Eastern time to review the Company’s results. The conference call will be broadcast live over the Internet. Additionally, a slide presentation will accompany the conference call. To listen to the call and view the slides, please visit the Investor Relations section of Tecnoglass’ website at www.tecnoglass.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those unable to access the webcast, the conference call will be accessible by dialing 1-844-676-5131 (domestic) or 1-412-634-6589 (international). Upon dialing in, please request to join the Tecnoglass First Quarter 2026 Earnings Conference Call.

If you are unable to listen live, a replay of the webcast will be archived on the website. You may also access the conference call playback by dialing 1-844-512-2921 (Domestic) or 1-412-317-6671 (International) and entering passcode: 10208184.

About Tecnoglass

Tecnoglass Inc. is a leading producer of high-end aluminum and vinyl windows and architectural glass serving the multi-family, single-family, and commercial end markets. Tecnoglass is the second largest glass fabricator serving the U.S. and the #1 architectural glass transformation company in Latin America. Located in Barranquilla, Colombia, the Company’s 5.8 million square foot, vertically integrated, and state-of-the-art manufacturing complex provide efficient access to nearly 1,000 customers in North, Central and South America, with the United States accounting for 95% of total revenues. Tecnoglass’ tailored, high-end products are found on some of the world’s most distinctive properties, including One Thousand Museum (Miami), Paramount (Miami), Salesforce Tower (San Francisco), Via 57 West (NY), Hub50House (Boston), Aeropuerto Internacional El Dorado (Bogotá), One Plaza (Medellín), Pabellon de Cristal (Barranquilla). For more information, please visit www.tecnoglass.com or view our corporate video at https://www.youtube.com/watch?v=qD3AKBv4EkU.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, future growth and future acquisitions. These statements are based on Tecnoglass’ current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of Tecnoglass’ business. These risks, uncertainties and contingencies are indicated from time to time in Tecnoglass’ filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Further, investors should keep in mind that Tecnoglass’ financial results in any particular period may not be indicative of future results. Tecnoglass is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events and changes in assumptions or otherwise, except as required by law.

1 Adjusted net income (loss) and Adjusted EBITDA in both periods are reconciled in the table below.

Investor Relations:

Santiago Giraldo / CFO

305-503-9062

investorrelations@tecnoglass.com

Tecnoglass Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share data)

	March 31,	December 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$91,116	$100,901
Investments	3,244	3,150
Trade accounts receivable, net	264,380	239,448
Due from related parties	1,915	2,002
Inventories	253,279	213,524
Contract assets – current portion	29,301	31,809
Other current assets	76,822	62,724
Total current assets	$720,057	$653,558
Long-term assets:
Property, plant and equipment, net	$502,509	$476,159
Long term accounts receivable	1,771	1,730
Deferred income taxes	2,361	1,257
Contract assets – non-current	25,009	20,506
Intangible assets	13,451	12,959
Goodwill	30,059	30,059
Equity method investment	58,144	57,443
Other long-term assets	7,089	6,721
Total long-term assets	640,393	606,834
Total assets	$1,360,450	$1,260,392
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$5,873	$427
Trade accounts payable and accrued expenses	150,536	127,228
Due to related parties	9,414	10,881
Dividends payable	6,675	6,730
Contract liability – current portion	161,005	149,442
Other current liabilities	72,895	57,038
Total current liabilities	$406,398	$351,746
Long-term liabilities:
Deferred income taxes	$22,800	$22,404
Contract liability – non-current	1,632	1,988
Long-term debt	194,386	171,202
Total long-term liabilities	218,818	195,594
Total liabilities	$625,216	$547,340
SHAREHOLDERS’ EQUITY
Preferred shares, $0.0001 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at March 31, 2026, and December 31, 2025 respectively	$-	$-
Ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 46,389,146 shares issued, and 44,364,816 shares outstanding at March 31, 2026; and, 46,389,146 shares issued, and 44,737,726 shares outstanding at December 31, 2025	5	5
Treasury stock	(95,679)	(79,218)
Legal Reserves	1,458	1,458
Additional paid-in capital	153,358	153,358
Retained earnings	695,797	670,558
Accumulated other comprehensive (loss)	(19,705)	(33,109)
Shareholders’ equity attributable to controlling interest	735,234	713,052
Total liabilities and shareholders’ equity	$1,360,450	$1,260,392

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Income

(In thousands, except share and per share data)

(Unaudited)

	Three months ended
	March 31,
	2026	2025
Operating revenues:
External customers	$248,391	$221,272
Related parties	621	1,016
Total operating revenues	249,012	222,288
Cost of sales	(153,178)	(124,763)
Gross profit	95,834	97,525
Operating expenses:
Selling expense	(22,900)	(23,617)
General and administrative expense	(27,993)	(18,855)
Total operating expenses	(50,893)	(42,472)
Other operating income	-	4,276
Operating income	44,941	59,329
Non-operating income, net	856	1,016
Equity method income	102	1,344
Foreign currency transactions gains (losses)	917	(509)
Interest expense and deferred cost of financing	(3,023)	(1,331)
Income before taxes	43,793	59,849
Income tax provision	(11,902)	(17,660)
Net income	$31,891	$42,189
Basic income per share	$0.71	$0.90
Diluted income per share	$0.71	$0.90
Basic weighted average common shares outstanding	44,632,706	46,989,948
Diluted weighted average common shares outstanding	44,632,706	46,989,948
Other comprehensive income:
Foreign currency translation adjustments	13,212	19,576
Change in fair value of derivative contracts and investments available for sale	192	(637)
Other comprehensive income (loss)	13,404	18,939
Total comprehensive income	$45,295	$61,128

Tecnoglass Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands) / (Unaudited)

	Three months ended March 31,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$31,891	42,189
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for credit losses	1,088	215
Depreciation and amortization	10,678	7,339
Deferred income taxes	(551)	2,470
Equity method income	(102)	(1,344)
Gain on disposal of assets	481	(4,273)
Deferred cost of financing	152	283
Other non-cash adjustments	(72)	223
Realized loss on derivative instruments	(531)	-
Unrealized currency translation loss	(6,072)	(6,314)
Changes in operating assets and liabilities:
Trade accounts receivable	(16,469)	(18,993)
Inventories	(34,279)	(8,678)
Prepaid expenses	(444)	86
Other assets	(4,076)	(14,880)
Trade accounts payable and accrued expenses	13,467	11,659)
Taxes payable	16,873	15,653
Labor liabilities	(2,178)	(1,291)
Other liabilities	126	(114)
Contract assets and liabilities	(1,745)	23,132
Related parties	(1,522)	(464)
CASH PROVIDED BY OPERATING ACTIVITIES	$6,715	46,898

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investments	(600)	(74)
Sale of property and equipment	-	12,308
Acquisition of property and equipment	(17,264)	(30,424)
CASH USED IN INVESTING ACTIVITIES	$(17,864)	(18,190)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividend	(6,710)	(7,048)
Stock buyback	(16,461)	(124)
Proceeds from debt	39,352	3,615
Repayments of debt	(15,330)	(3,880)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	$851	(7,437)

Effect of exchange rate changes on cash and cash equivalents	$513	1,149

NET INCREASE IN CASH AND CASH EQUIVALENTS	(9,785)	22,420
CASH AND CASH EQUIVALENTS - Beginning of period	100,901	134,882
CASH AND CASH EQUIVALENTS - End of period	$91,116	157,302

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$2,163	1,702
Income Tax	$12,830	11,758

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Assets acquired under credit or debt	$7,864	11,063

Revenues by Region

(Amounts in thousands)

(Unaudited)

	Three months ended
	Mar 31,
	2026	2025	% Change
Revenues by Region
United States	237,140	212,454	11.6%
Colombia	7,519	6,414	17.2%
Other Countries	4,353	3,420	27.3%
Total Revenues by Region	249,012	222,288	12.0%

Reconciliation of Non-GAAP Performance Measures to GAAP Performance Measures

(In thousands)

(Unaudited)

The Company believes that total revenues with foreign currency held neutral, which are not performance measures under generally accepted accounting principles (“GAAP”), may provide users of the Company’s financial information with additional meaningful bases for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. Management uses such performance measures in managing and evaluating the Company’s business. However, these non-GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States.

	Three months ended
	Mar 31,
	2026	2025	% Change
Total Revenues with Foreign Currency Held Neutral	$248,127	$239,573	3.6%
Impact of changes in foreign currency	885	-	8.5%
Total Revenues, as Reported	$249,012	$222,288	12.0%

Currency impacts on total revenues for the current quarter have been derived by translating current quarter revenues at the prevailing average foreign currency rates during the prior year quarter, as applicable.

Reconciliation of Adjusted EBITDA and Adjusted net (loss) income to net (loss) income

(In thousands, except share and per share data) / (Unaudited)

Adjusted EBITDA and adjusted net (loss) income are non-GAAP performance measures. Management believes Adjusted EBITDA and adjusted net (loss) income, in addition to operating profit, net (loss) income and other GAAP measures, are useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance. Investors should recognize that Adjusted EBITDA and adjusted net (loss) income might not be comparable to similarly-titled measures of other companies. These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP.

Reconciliations of the non-GAAP measures used in this press release are included in the tables attached to this press release, to the extent available without unreasonable effort. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. Items excluded to arrive at forward-looking non-GAAP measures may have a significant, and potentially unpredictable, impact on our future GAAP results.

	Three months ended
	March 31,
	2026	2025
Net income	31,891	42,189
Interest expense and deferred cost of financing	3,023	1,331
Income tax provision	11,902	17,660
Depreciation & amortization	10,678	7,338
Foreign currency transactions losses (gains)	(917)	509
Provision for bad debt	1,088	215
Non-Recurring expenses (non-recurring professional fees, capital market fees, other non-core items)	3,480	637
Joint Venture VA (Saint Gobain) EBITDA adjustments	404	321
ADJUSTED EBITDA	61,549	70,200

	Three months ended
	March 31,
	2026	2025
Net income	31,891	42,189
Foreign currency transactions losses (gains)	(917)	509
Provision for bad debt	1,088	215
Non-Recurring expenses (non-recurring professional fees, capital market fees, other non-core items)	3,480	637
Derivative financial instruments	343	-
Joint Venture VA (Saint Gobain) adjustments	(87)	(53)
Tax impact of adjustments at statutory rate	(1,172)	(419)
Adjusted net income	34,626	43,078
Basic income per share	0.71	0.90
Diluted income per share	0.71	0.90
Diluted Adjusted net income per share	0.78	0.92

Basic weighted average common shares outstanding in thousands	44,633	46,990
Diluted Weighted Average Common Shares Outstanding in thousands	44,633	46,990